Exhibit 23.2

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            Consent of Independent Registered Public Accounting Firm



The Board of Directors
Wauwatosa Holdings, Inc.:

We consent to the use of our report dated March 27, 2006, with respect to the consolidated statements of financial condition of Wauwatosa Holdings, Inc. and subsidiaries as of December 31, 2005, June 30, 2005 and 2004, and the related consolidated statements of income, shareholders' equity, and cash flows for the six months ended December 31, 2005 and for the years ended June 30, 2005 and 2004, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.


                                  /s/ KPMG LLP

Milwaukee, Wisconsin
December 20, 2006